Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ImmunoCellular Therapeutics, Ltd. of our report dated March 21, 2012 with respect to our audits of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2010 and December 31, 2011, and for each of the two years ended December 31, 2011 and the period from inception of operations (February 24, 2004) to December 31, 2011, appearing in the Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2011.

/s/ Marcum LLP

Los Angeles, CA

September 4, 2012